Exhibit 99.1

CENTRA SOFTWARE, INC.

Report of Independent Auditors

To the Stockholder of Centra Software, Inc:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders’ equity and comprehensive (loss) income, and of cash flows present fairly, in all material respects, the financial position of Centra Software, Inc. and it subsidiaries at December 31, 2005 and 2004, and the results of their operations and their cash flows for the years ended December 31, 2005 and 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

April 14, 2006

Boston, Massachusetts

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of

Saba Software, Inc.:

We have audited the accompanying consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows of Centra Software, Inc. and subsidiaries (the “Company”) for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of the Company for the year ended December 31, 2003 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Boston, Massachusetts

January 28, 2004

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Data)

	December 31,
	2004	2005
Assets
Current Assets:
Cash and cash equivalents	$11,779	$25,820
Short-term investments	13,356	748
Restricted cash	233	—
Accounts receivable, net of reserves of $347 and $206 in 2004 and 2005, respectively	7,887	6,598
Prepaid expenses	1,093	1,843
Other current assets	281	124

Total current assets	34,629	35,133

Property and equipment, at cost:
Computers and equipment	5,898	6,212
Furniture and fixtures	1,164	1,217
Leasehold improvements	675	753

	7,737	8,182
Less: Accumulated depreciation and amortization	6,297	7,183

	1,440	999
Long-term investments	743	—
Restricted cash	400	400
Other assets	16	15

Total assets	$37,228	$36,547

Liabilities and Stockholders’ Equity
Current Liabilities:
Current maturities of long-term debt (Note 4)	$1,049	$709
Accounts payable	939	376
Accrued expenses (Note 3)	5,677	4,288
Deferred revenue	14,360	14,175

Total current liabilities	22,025	19,548

Long-term debt, net of current maturities (Note 4)	1,012	618

Commitments and contingencies (Note 5)
Stockholders’ Equity:
Preferred stock, $0.001 par value
Authorized—10,000,000 shares at December 31, 2004 and 2005, no shares issued or outstanding	—	—
Common stock, $0.001 par value
Authorized—100,000,000 shares at December 31, 2004 and 2005 Issued—28,404,561 shares at December 31, 2004 and 29,143,740 shares at December 31, 2005 Outstanding—27,664,298 shares at December 31, 2004 and 28,403,477 shares at December 31, 2005	28	29
Additional paid-in capital	113,456	114,576
Accumulated deficit	(99,211)	(98,221)
Accumulated other comprehensive (loss) income	(21)	58
Treasury stock (740,263 shares of common stock at December 31, 2004 and 2005, at cost)	(61)	(61)

Total stockholders’ equity	14,191	16,381

Total liabilities and stockholders’ equity	$37,228	$36,547

See accompanying notes to consolidated financial statements.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In Thousands)

	Years Ended December 31,
	2003	2004	2005
Revenues:
License	$20,342	$11,650	$10,514
Software services	8,235	10,338	10,689
Maintenance and professional services	14,464	16,076	17,331

Total revenues	43,041	38,064	38,534

Cost of Revenues:
License	581	277	551
Amortization of acquired developed technology	700	233	—
Software services	2,320	2,386	2,226
Maintenance and professional services	4,218	4,549	4,271

Total cost of revenues	7,819	7,445	7,048

Gross profit	35,222	30,619	31,486

Operating Expenses:
Sales and marketing	22,146	22,496	13,586
Product development	11,513	10,029	8,757
General and administrative	9,736	8,630	8,753
Restructuring charges	—	788	—

Total operating expenses	43,395	41,943	31,096

Operating (loss) income	(8,173)	(11,324)	390
Interest income	391	364	700
Interest expense	(131)	(87)	(81)
Other income (expense), net	2	(58)	(19)

Net (loss) income	$(7,911)	$(11,105)	$990

See accompanying notes to consolidated financial statements.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity and Comprehensive (Loss) Income

for the Years Ended December 31, 2003, 2004 and 2005

(In Thousands, Except Share Data)

	Common Stock		Additional Paid-in Capital	Accumulated Deficit	Deferred Compensation	Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Total Stockholders’ Equity	Comprehensive (Loss) Income
	Shares	$0.001 Par Value					Shares	Cost
Balance, December 31, 2002	26,802,774	$27	$111,204	$(80,195)	$(471)	$(14)	740,263	$(61)	$30,490
Amortization of deferred compensation	—	—	253	—	424	—	—	—	677
Translation adjustment	—	—	—	—	—	36	—	—	36	$36
Proceeds from issuance of common stock	984,799	1	1,032	—	—	—	—	—	1,033	—
Net loss	—	—	—	(7,911)	—	—	—	—	(7,911)	(7,911)

Comprehensive loss for the year ended December 31, 2003										$(7,875)

Balance, December 31, 2003	27,787,573	28	112,489	(88,106)	(47)	22	740,263	(61)	24,325	—
Amortization of deferred compensation	—	—	(30)	—	47	—	—	—	17	—
Translation adjustment	—	—	—	—	—	(43)	—	—	(43)	(43)
Proceeds from issuance of common stock	616,988	—	997	—	—	—	—	—	997	—
Net loss	—	—	—	(11,105)	—	—	—	—	(11,105)	(11,105)

Comprehensive loss for the year ended December 31, 2004										$(11,148)

Balance, December 31, 2004	28,404,561	28	113,456	(99,211)	—	(21)	740,263	(61)	14,191	—
Translation adjustment	—	—	—	—	—	79	—	—	79	79
Proceeds from issuance of common stock	739,179	1	1,120	—	—	—	—	—	1,121	—
Net income	—	—	—	990	—	—	—	—	990	990

Comprehensive income for the year ended December 31, 2005										$1,069

Balance, December 31, 2005	29,143,740	$29	$114,576	$(98,221)	$—	$58	740,263	$(61)	$16,381

See accompanying notes to consolidated financial statements.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Consolidated Statements of Cash Flows

(In Thousands)

	Years Ended December 31,
	2003	2004	2005
Cash Flows from Operating Activities:
Net (loss) income	$(7,911)	$(11,105)	$990
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	2,782	1,597	908
Provision for bad debts	97	(44)	54
Compensation charge related to stock options	677	17	—
Changes in assets and liabilities:
Accounts receivable	(923)	50	1,121
Prepaid expenses and other current assets	562	(336)	(611)
Accounts payable	53	28	(556)
Accrued expenses	227	(600)	(1,309)
Deferred revenue	2,181	1,932	(24)

Net cash (used in) provided by operating activities	(2,255)	(8,461)	573

Cash Flows from Investing Activities:
Purchase of property and equipment	(822)	(1,151)	(460)
Purchase of short-term investments	(50,702)	(41,575)	(4,015)
Purchase of long-term investments	(5,888)	(743)	—
Sales and maturities of short-term and long-term investments	47,524	49,639	17,366
Increase (decrease) in restricted cash	100	(200)	233
Other assets	32	89	1

Net cash (used in) provided by investing activities	(9,756)	6,059	13,125

Cash Flows from Financing Activities:
Proceeds from issuance of common stock	1,033	997	1,121
Proceeds from term loans	255	1,623	369
Payments on term loans	(2,015)	(1,826)	(1,103)
Payments on capital lease obligations	(3)	—	—

Net cash (used in) provided by financing activities	(730)	794	387

Effect of foreign exchange rate changes on cash and cash equivalents	207	31	(44)

Net (Decrease) Increase in Cash and Cash Equivalents	(12,534)	(1,577)	14,041
Cash and Cash Equivalents, beginning of year	25,891	13,357	11,779

Cash and Cash Equivalents, end of year	$13,357	$11,779	$25,820

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for interest	$150	$94	$105

See accompanying notes to consolidated financial statements.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(1) The Company and its Significant Accounting Policies

Centra Software, Inc., together with its wholly-owned subsidiaries (Centra or the Company), is a provider of specialized solutions for online business communication, collaboration and learning. Its products and services help organizations achieve important initiatives by using corporate networks and the Internet to integrate real-time, group oriented human interactions with online business initiatives. These real-time group events can range from ad hoc, one-on-one online meetings to highly interactive, structured, collaborative learning sessions to prescheduled Web seminars for larger audiences and are key elements of business processes that include collaborative learning, enterprise application rollouts, online selling and customer acquisition programs.

Centra is subject to certain business risks that could affect future operations and financial performance. These risks include, but are not limited to, rapid technological changes, significant competition, dependence on key individuals, quarterly performance fluctuations, evolution and growth of the online business communications and collaboration market, failure to effectively manage changes in Centra’s business environment, and Centra’s ability to enhance existing products and services and to develop new products and services.

The accompanying consolidated financial statements reflect the application of certain accounting policies, as described in this note and elsewhere in the notes to consolidated financial statements.

(a) Basis of Presentation

The consolidated financial statements include the accounts of Centra and its wholly-owned subsidiaries, Centra Software Europe Limited, which was incorporated in the United Kingdom, Centra Software Securities Corporation, a Massachusetts securities corporation, Centra RTP, Inc., a Delaware corporation, Centra Software Southern Europe SAS, which was incorporated in France, and Centra Software Australia Pty. Ltd, which was incorporated in Australia. Centra Software Nordic ApS, which was incorporated in Denmark and included in the consolidated financial statements for the year ended December 31, 2003, was dissolved in February 2004. All significant intercompany transactions and balances have been eliminated in consolidation.

(b) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ materially from those estimates.

(c) Revenue Recognition

Centra follows the specific guidelines of the Securities and Exchange Commission (SEC) Staff Accounting Bulletin (SAB) No. 104 (SAB 104), Revenue Recognition in Financial Statements, American Institute of Certified Public Accountants Statement of Position (SOP) No. 97-2, Software Revenue Recognition, and SOP No. 98-9, Modification of SOP 97-2, Software Revenue Recognition, with Respect to Certain Transactions, and related authoritative literature.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Centra derives its revenues from the sale of software licenses, application service provider (ASP) and hosting services, maintenance (post-contract support) and professional services. Maintenance includes telephone support, error correction or bug fixes and rights to upgrades and enhancements on a when-and-if available basis. Centra executes contracts that govern the terms and conditions of all software licenses, ASP, hosting, and maintenance arrangements and other professional services arrangements. These contracts may be elements in a multiple-element arrangement. Revenue under multiple-element arrangements, which may include several different software products and services sold together, is allocated to each element based on the residual method in accordance with SOP No. 98-9. As described below, significant management judgments and estimates must be made and used in connection with the revenue recognized in any accounting period. Management analyzes various factors, including a review of specific transactions, historical experience, creditworthiness of customers and current market and economic conditions. Changes in judgments based upon these factors could impact the timing and amount of revenue and cost recognized and thus affect the Company’s results of operations and financial condition.

Centra generally licenses its software products on a perpetual basis. Centra applies the provisions of SOP No. 97-2, as amended by SOP No. 98-9, to all transactions involving the sale of software products. Centra recognizes revenue from the sale of software licenses when persuasive evidence of an arrangement exists, the product has been delivered, the fees are fixed or determinable and collection of the resulting receivable is reasonably assured. This policy is applicable to all direct sales to end-users. License sales to distributors or to value-added resellers through a distribution agreement are recognized when an end-user customer has been identified and all other revenue recognition criteria have been met. License sales to U.S. government agencies through teaming arrangements with third-party partners are recognized when a signed order from the partner and evidence of a purchase order from the government agency to the partner is received and all other revenue recognition criteria have been met. The Company does not offer a right of return on its products.

For all sales, except those to U.S. government agencies as described above, Centra uses a signed master license, distribution or service agreement, a signed sales order or contract amendment and/or a binding purchase order as evidence of an arrangement. For arrangements with multiple elements (i.e. the sale of a product license along with the sale of maintenance and support, training and consulting to be delivered later), Centra allocates revenue to each component of the arrangement using the residual value method. Under the residual value method, revenue is recognized in a multiple element arrangement in which vendor-specific objective evidence (VSOE) of fair value exists for all of the undelivered elements in the arrangement, but does not exist for one or more of the delivered elements in the arrangement. Centra defers revenue from the arrangement equivalent to the fair value of the undelivered elements and recognizes the remaining amount from the total arrangement fee at the time of the shipment of the last element for which VSOE does not exist, assuming all other revenue recognition criteria have been met. The VSOE of fair values for professional services, training and other products sold by Centra are based upon prices realized when these services and products are sold separately. VSOE for maintenance and support obligations is based on either historical renewal rates calculated as a percentage of net discounted license or customer-specific, contractually stated renewal rates for maintenance and support upon expiration of the initial term.

Centra also sells its suite of products and services in a bundled package on a multi-year subscription basis for broader use by its customers. In the third quarter of 2004, the Company began to offer a bundled package of products and services for an annual fee based on a multi-year purchase commitment of two to three years. The annual fee, which is typically paid at the beginning of each year, provides for unlimited use of the specified software products within a specific department, division or entity of a corporation or for use by the entire enterprise. The suite of products and services may include a term license for the software products, ASP or hosting services, maintenance and support, consulting and training. Centra recognizes revenue from these multi-year subscriptions either ratably over the entire length of the subscription term or over each annual payment term. For classification purposes in the statement of operations, Centra allocates revenue to each of the license, software services, maintenance and professional services based on their relative fair values supported by VSOE if available or a reasonable estimate of fair value made by management based on the average discount offered on products or services when sold separately. Centra’s customers may choose to purchase the enterprise-wide subscription without a term license for the software and instead utilize Centra’s ASP service over the term of the agreement. Centra recognizes revenue for ASP enterprise-wide subscriptions ratably over the subscription term according to SAB 104. Revenue is allocated for classification purposes to software services and professional services based on their relative fair values supported by verifiable objective evidence.

At the time of entering into a transaction, Centra assesses whether the fee associated with the transaction is fixed or determinable, including the payment terms associated with the transaction. Standard payment terms granted to customers are from 30 to 90 days. If extended payment terms are granted, Centra recognizes revenue when payments become due and payable. Centra assesses whether collection is probable based on the creditworthiness of the customer. Initial creditworthiness is assessed through Dun & Bradstreet, similar credit rating agencies or the customer’s SEC filings. Creditworthiness for transactions to existing customers is assessed through a review of their prior payment history. Centra does not request collateral from its customers. If the Company determines that collection of a fee is not probable, the Company will defer the fee and recognize revenue at the time collection becomes probable, which is generally upon the receipt of payment.

Revenues from start-up fees associated with the ASP service are recognized over the estimated life of the ASP relationship. Revenues related to ASP services are recognized ratably on a straight-line basis over the period that the ASP services are provided, or

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

on an as-used basis if defined in the contract. Revenues for hosting services are recognized ratably on a straight- line basis over the term that the hosting services are provided. Also, in instances where Centra hosts a customer’s purchased software on its server and network, Centra provides the customer a copy of the licensed software in addition to one that is kept on the Centra server and recognizes the license revenue for the purchased software in accordance with its revenue recognition policy for licensed software as discussed above and in accordance with the Emerging Issues Task Force Issue (EITF) No. 00-3, Application of SOP 97-2 to Arrangements that Include the Rights to Use Software Stored on Another Entity’s Hardware.

Revenues from maintenance and support services are recognized ratably on a straight-line basis over the term that the maintenance service is provided. Revenues from consulting and education services are recognized either as the services are performed or ratably over a subscription period if bundled as part of a subscription. Generally, consulting and education services, including implementation, are not considered essential to the functionality of Centra’s software as these services do not alter the software’s capabilities, do not require specialized skills and may be performed by the customer or other vendors.

Centra records as deferred revenues any billed amounts due from customers in excess of revenues recognized. Deferred revenues consist principally of license subscriptions, maintenance and support, ASP and hosting services and consulting and education services.

(d) Cash, Cash Equivalents, Short- and Long-Term Investments

Centra considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. Cash equivalents consist of money market accounts. Centra considers investments purchased with maturities at the balance sheet date of more than three months but less than 12 months to be short-term investments and investments purchased with maturities at the balance sheet date of 12 months or more to be long-term investments. Centra accounts for its short-term and long-term investments in accordance with Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under SFAS No. 115, investments for which Centra has the positive intent and the ability to hold to maturity are reported at amortized cost, which approximated fair market value at December 31, 2005. Cash, cash equivalents, short- and long-term investments consisted of the following at December 31, 2004 and 2005 (in thousands):

	December 31,
	2004	2005
Cash, cash equivalents and short-term investments
Cash	$2,995	$4,334
Money market accounts	8,784	13,443
Cash equivalents	—	8,043
Bonds (average 99 and 135 remaining days to maturity in 2004 and 2005, respectively)	13,356	748

Cash, cash equivalents and short-term investments	25,135	26,568
Long-term investments
Bonds (average 500 and - remaining days to maturity in 2004 and 2005, respectively)	743	—

Total cash, cash equivalents, short- and long-term investments	$25,878	$26,568

(e) Allowance for Accounts Receivable

Centra maintains allowances for estimated losses resulting from the inability of the Company’s customers to make required payments. Accounts receivable are reduced by an allowance for amounts that may become uncollectible in the future. The estimated allowance for uncollectible amounts is based primarily on a specific analysis of accounts in the receivable portfolio and on the Company’s history of write-offs of accounts receivable. While Centra believes the allowance to be adequate, if the financial condition of its customers were to deteriorate, resulting in impairment of their ability to make payments, additional allowances would be required and bad debt expense would increase by a like amount. Each reporting period Centra adjusts the reserve based on its review of current receivables and its history of write-offs. In addition to the allowance for uncollectible amounts, Centra also provides an allowance for sales returns based on historical return rates. If Centra were to experience return rates exceeding those provided for, an additional allowance for sales returns would be required and the Company’s total revenues would be reduced by a like amount. Historically, very few of the Company’s returns and uncollectible receivables have been significant or have had a material impact on the Company’s financial position or results of operations.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(f) Depreciation and Amortization

Centra provides for depreciation and amortization of property and equipment and other intangible assets using the straight-line method and has charged to operations amounts to allocate the cost of these assets over their estimated useful lives as follows:

Asset Classification	Estimated Useful Life
Computers and equipment	2-3 years
Furniture and fixtures	3 years
Leasehold improvements	Shorter of life of lease or useful life
Other intangible assets	3 years

The Company recorded depreciation expense of $2.1 million, $1.4 million and $0.9 million for the years ended December 31, 2003, 2004 and 2005, respectively. The Company removed $4,622,000 of fully depreciated fixed assets no longer in use from the balance sheet in the quarter ended December 31, 2004.

The Company recorded amortization expense of $700,000 and $233,000 for the years ended December 31, 2003 and 2004 related to developed technology acquired in the Company’s 2001 acquisition of Mindlever.com, Inc. As of December 31, 2004 there were no net intangible assets remaining from the Mindlever.com, Inc. acquisition.

(g) Long-Lived Assets

Centra reviews the valuation of long-lived assets, including property and equipment and acquired capitalized software costs, under the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and SFAS No. 86, Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed. Under these provisions, Centra is required to assess the recoverability of long-lived assets and acquired capitalized software costs whenever events and circumstances indicate that the carrying value may not be recoverable. Factors that Centra considers important that could trigger an impairment review of long-lived assets include the following:

•	significant underperformance relative to expected historical or projected future operating results;

•	significant changes in the manner of the Company’s use of the acquired assets or the strategy of the Company’s overall business;

•	significant negative industry or economic trends;

•	significant decline in Centra’s stock price for a sustained period; and

•	Centra’s market capitalization relative to net book value.

In accordance with SFAS No. 144, when Centra determines that the carrying value of applicable long-lived assets may not be recoverable based upon the existence of one or more of the above indicators, the Company then evaluates whether the carrying amount of the asset exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of that asset. If so, then the Company would measure an impairment as the amount by which the carrying amount of the particular long-lived asset or group exceeds its fair value. Centra would determine the fair value based on a projected discounted cash flow method using a discount rate determined by Centra’s management to be commensurate with the risk inherent in its current business model or through an independent appraisal of individual assets. In accordance with SFAS No. 86, when Centra determines that the carrying value of its acquired capitalized software costs may not be recoverable, it evaluates whether the unamortized cost exceeds the expected future net realizable value of the products. If the unamortized costs exceed the expected future net realizable value of the products, the excess amount is written off. Changes in judgments on any of these factors could impact the value of the asset being evaluated.

Centra’s management believes that, as of each of the balance sheet dates presented, none of Centra’s long-lived assets were impaired.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(h) Product Development Costs

SFAS No. 86 requires capitalization of certain software development costs subsequent to the establishment of technological feasibility. Based upon Centra’s product development process, technological feasibility is established upon completion of a working model. Costs incurred by Centra between the establishment of technological feasibility and the point at which the product is ready for general release have not been significant. Accordingly, Centra has charged all such costs to product development expenses in the accompanying consolidated statements of operations.

(i) Disclosure of Fair Value of Financial Instruments and Concentration of Credit Risk

The estimated fair values of the Company’s financial instruments, which include cash equivalents, short- and long-term investments, restricted cash, accounts receivable and accounts payable, approximate their carrying values due to the relative short-term nature of these instruments.

Financial instruments that potentially expose Centra to concentrations of credit risk consist mainly of cash and cash equivalents, short-and long-term investments and accounts receivable. Centra maintains its cash and cash equivalents, short- and long-term investments and restricted cash principally in domestic financial institutions and investments of high credit rating. Centra’s accounts receivable are derived primarily from sales of software products and services. Centra performs credit evaluations of its customers and generally does not require collateral. Centra does not believe that significant credit risk, beyond amounts provided for, exists at December 31, 2004 and 2005. The carrying amounts of Centra’s financial instruments approximate fair market values at December 31, 2004 and 2005.

For the years ended December 31, 2003, 2004 and 2005, no customer accounted for greater than 10% of revenues. As of December 31, 2004, and 2005, no customer accounted for greater than 10% of accounts receivable.

(j) Foreign Currency Translation

The financial statements of Centra’s non-U.S. subsidiaries are translated in accordance with SFAS No. 52, Foreign Currency Translation. The Company has determined the functional currency of its foreign subsidiaries to be the local currency and, accordingly, the financial results of the foreign subsidiaries for the years ended December 31, 2003, 2004 and 2005 are translated into U.S. dollars using exchange rates in effect at period-end for assets and liabilities and average exchange rates during the reporting period for the results of operations. Adjustments resulting from translation of foreign subsidiaries’ financial statements are included as a component of stockholders’ equity. Transaction gains and losses are included in the accompanying consolidated statements of operations.

(k) Comprehensive (Loss) Income

The Company applies the provisions of SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and displaying comprehensive income and its components in the consolidated financial statements. Comprehensive (loss) income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. The only components of comprehensive loss reported by the Company are its net (loss) income and foreign currency translation adjustment.

(l) Income Taxes

Centra provides for federal and state income taxes in accordance with SFAS No. 109, Accounting for Income Taxes. Under the asset and liability method specified by SFAS No. 109, a deferred tax asset or liability is determined based on the difference between the financial statement and tax bases of assets and liabilities, as measured at the enacted tax rates. Centra has provided a valuation allowance for the full amount of its net deferred tax assets since, based on management’s assessments, it is more likely than not that the deferred tax asset will not be realized.

(m) Segment Information

SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, establishes standards for reporting information regarding operating segments and establishes standards for related disclosures about products and services and geographic areas. Operating segments are identified as components of an enterprise about which separate discrete financial information is available for evaluation by the chief operating decision maker, or decision making group, in making decisions regarding resource allocation and assessing performance.

Centra operates solely in one segment, the development, selling and marketing of software products and related services, and therefore there are no further segment disclosures required. Centra’s revenues, as a percentage, are as follows geographically (based on location of customer):

	Year Ended December 31,
	2003	2004	2005
United States	81%	81%	76%
Europe	12%	15%	16%
Other	7%	4%	8%

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

There are no significant long-lived assets located outside of the United States.

(n) Restricted Cash

Restricted cash represents time deposits held at financial institutions in connection with the Company’s lease of office space. As of December 31, 2005, restricted cash represented the security for an outstanding letter of credit expiring in June 2008. The letter of credit is for $400,000, to be held for the remainder of the lease of the Company’s headquarter facilities in Lexington, Massachusetts and may be reduced to $300,000 in June 2007.

(o) Stock-Based Compensation

The Company grants stock options to its employees and outside directors. Such grants are for a fixed number of shares with an exercise price equal to the fair value of the shares at the date of grant. The Company accounts for stock-based employee compensation using the intrinsic value method under the recognition and measurement principles of the Accounting Principles Board (APB) Opinion No. 25 (APB 25), Accounting for Stock Issued to Employees, and related interpretations and has elected the disclosure-only alternative under Financial Accounting Standards Board (FASB) SFAS No. 123, Accounting for Stock-Based Compensation, as amended by SFAS No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure — An Amendment of FASB Statement No. 123. The fair value of the Company’s stock options was estimated using the Black-Scholes option-pricing model. This model was developed for use in estimating fair value of traded options that have no vesting restrictions and are fully transferable. This model requires the input of highly subjective assumptions including the expected stock price volatility. Because the Company’s stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimates, in management’s opinion, the Black-Scholes model does not necessarily provide a reliable single measure of the fair value of its stock options. The following table illustrates the effect on net (loss) income on a pro forma basis as if the Company had applied the fair value recognition provisions of SFAS No. 123 to stock-based employee compensation (in thousands, except per share data):

	Year Ended December 31,
	2003	2004	2005
	(In Thousands)
Net (loss) income attributable to common stockholders:
As reported	$(7,911)	$(11,105)	$990
Add back: Stock-based compensation included in net (loss) income, as reported	677	17	—
Deduct: Total stock-based employee compensation expense determined under fair value-based method for all awards, net of related tax effects	(6,027)	(3,989)	(1,801)

Pro forma net loss	$(13,261)	$(15,077)	$(811)

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The Company has computed the pro forma disclosures above as required under SFAS No. 123 for stock options granted to employees and directors using the Black-Scholes option pricing model. See further discussion of the Company’s stock option plans at Note 7. The assumptions used were as follows:

	Years Ended December 31,
Stock Options	2003	2004	2005
Risk-free interest rate	2.91%–3.25%	2.79% -3.93%	3.58% -3.89%
Expected dividend yield	—	—	—
Expected lives	5.0 years	5.0 years	5.0 years
Expected volatility	106%	76%	55%
Weighted average fair value of options granted during the year	$1.70	$1.29	$1.11

	Years Ended December 31,
Employee Stock Purchase Plans	2003		2004		2005
	ESPP 1	ESPP 2	ESPP 1	ESPP 2	ESPP 1	ESPP 2
Risk-free interest rate	1.18%	1.31%	0.96%	1.73%	2.69%	4.01%
Expected dividend yield	—	—	—	—	—	—
Expected lives	0.5 years	0.5 years	0.5 years	0.5 years	0.5 years	0.5 years
Expected volatility	84%	80%	88%	66%	55%	55%
Weighted average fair value of options granted during the year	$0.35	$0.67	$1.09	$0.84	$0.57	$0.52

The expected volatility factors for fiscal 2003, 2004 and 2005 are based on the Company’s historical volatility.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(2) Income Taxes

The components of Centra’s net deferred tax assets were approximately as follows at December 31, 2004 and 2005 (in thousands):

	December 31,
	2004	2005
Deferred Tax Assets
Net operating loss carryforwards	$21,921	$22,049
Tax credit carryforwards	3,132	3,301
Foreign loss carryforwards	2,487	2,505
Capital loss carryforwards	311	311
Deferred revenue	4,941	4,677
Other temporary differences	1,376	948

Gross deferred tax assets	34,168	33,791
Valuation allowance	(34,168)	(33,791)

Net deferred tax asset	$—	$—

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The net change in the total valuation allowance for the years ended December 31, 2004 and 2005 was an increase of $3,756,000 and a decrease of $377,000, respectively.

Centra has generated taxable losses from operations since inception and, accordingly, has no provision for income taxes. Centra has provided a valuation allowance for the full amount of its net deferred tax assets since, based on management’s assessments, it is more likely than not, that the net deferred tax asset will not be realized.

The domestic components of operating losses before income taxes were $5,958,000 and $9,420,000 for 2003 and 2004, respectively. The foreign components of operating losses before income taxes were $1,953,000 and $1,685,000 for 2003 and 2004, respectively. The domestic and foreign component of operating income before taxes for 2005 was $752,000 and $238,000, respectively.

As of December 31, 2005, Centra had federal tax net operating loss (NOL) carryforwards and tax credit carryforwards available to offset future taxable income, if any, of approximately $57,988,000 and $3,301,000, respectively. These carryforwards expire through 2025, and are subject to review and possible adjustment by the U.S. Internal Revenue Service. As of December 31, 2005, Centra had state tax credit carryforwards available to offset future taxable income, if any, of approximately $1,417,000. These carryforwards expire through 2020, and are subject to review and possible adjustment by the individual state taxing authorities. As of December 31, 2004 and 2005, approximately $3,223,000 and $3,524,000, respectively, of the NOL carryforward is attributable to amounts generated from the exercise of stock options, the tax benefit of which, when recognized, will be accounted for as a credit to additional paid-in capital rather than a reduction of income tax expenses.

The U.S. Internal Revenue Code of 1986, as amended, contains provisions that may limit the net operating loss and tax credit carryforwards available to be used in any given year upon the occurrence of certain events, including changes in the ownership interests of significant stockholders. In the event of a cumulative change in ownership in excess of 50% over a three-year period, the amount of the NOL carryforwards and tax credit carryforwards that Centra can utilize in any one-year may be limited. In the event of a change in ownership, as defined, the annual limitation on the use of the existing NOL and tax credit carryforwards is equal to an amount determined by multiplying the value of Centra at the time of the ownership change by the U.S. applicable federal rate of interest, as determined by the U.S. Internal Revenue Service. Centra has completed several financings since its inception and has not determined whether usage of its NOL’s and tax credit carryforwards have been limited by these financings.

As of December 31, 2005, Centra’s foreign subsidiaries had NOL carryforwards of approximately $8,349,000, which do not expire.

A reconciliation of the federal statutory rate to Centra’s effective tax rate is as follows:

	December 31,
	2003	2004	2005
Income tax (benefit) provision at federal statutory rate	(34.0)%	(34.0)%	34.0%
Stock-based compensation	2.9	—	—
Tax rate and law differential of foreign components	—	—	(8.1)
Change in valuation allowance	30.2	40.0	(40.5)
Change in estimates for prior year items	—	6.0	10.3
Change in state tax rate	—	(14.4)	—
Other	0.9	(2.4)	4.3

Effective tax rate	0%	0%	0%

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

(3) Accrued Expenses

Accrued expenses at December 31, 2004 and 2005 consisted of the following (in thousands):

	December 31,
	2004	2005
Bonuses, commissions, salaries and salary-related costs	$2,743	$1,795
Rent and excess capacity	323	189
Severance	643	638
Other accrued expenses	1,968	1,666

	$5,677	$4,288

(4) Long-Term Debt

(a) Term Loan Facility

At December 31, 2005, $1.3 million in term loans under the Company’s current amended equipment line of credit was outstanding as compared to $2.1 million outstanding at December 31, 2004. Of the total outstanding, $806,000, $227,000, $161,000 and $88,000 are payable in monthly principal payments of approximately $38,000, $8,000, $7,000 and $3,000 plus interest maturing in September 2007, June 2008, December 2007 and September 2008, respectively. Interest is payable monthly based on the prime rate (7.25% at December 31, 2005) plus 0.5%. The remaining outstanding amount of $45,000 is payable in fixed monthly payments of principal and interest of $8,000 maturing June 2006 with interest rates of 4.75%. The current amended equipment line of credit requires the Company to maintain a minimum balance of cash, cash equivalents and investments of $10 million and maintain all of the Company’s cash, cash equivalents and investments in operating, deposit and investment accounts at the bank. At December 31, 2005, approximately $508,000 remained available for borrowings under the current line of credit, which may be drawn until March 2006. Substantially all of the Company’s assets are pledged as security for the borrowings.

(b) Maturities of Long-Term Debt

Future principal maturities of Centra’s long-term debt obligations, as of December 31, 2005 are as follows (in thousands):

Year
2006	$709
2007	549
2008	69

$1,327

(5) Commitments and Contingencies

(a) Commitments

As of December 31, 2005, Centra’s primary financial commitments consisted of obligations outstanding under long-term debt and operating leases and other contractual obligations that expire at various times through 2009. Operating leases shown below are primarily for facility costs for the Company’s corporate headquarters and worldwide sales offices. Other contractual obligations primarily consist of minimum royalty fees payable by the Company in connection with software royalty agreements, the cost for the use of the facilities at a third-party Internet Service Provider for hosted and ASP service offerings, and restructuring costs.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Years Ended December 31,	Long-Term Debt	Operating Leases	Other Contractual Obligations	Total
	(Amounts In Thousands)
2006	$709	$1,339	$763	$2,811
2007	549	1,265	274	2,088
2008	69	703	105	877
2009	—	—	105	105
2010	—	—	105	105

Total	$1,327	$3,307	$1,352	$5,986

Rent expense charged to operations was $2,213,000, $1,800,000 and $1,519,000 the years ended December 31, 2003, 2004 and 2005, respectively.

(b) Contingencies

Securities Class Action Lawsuit

Centra, certain of its former and current officers and directors and the managing underwriters of Centra’s initial public offering were named as defendants in an action filed in the United States District Court for the Southern District of New York. The plaintiffs filed an initial complaint on December 6, 2001 and purported to serve the Centra defendants on or about March 18, 2002. The original complaint has been superseded by an amended complaint (complaint) filed in April 2002. The action, captioned in re Centra Software, Inc. Initial Public Offering Securities Litigation, No. 01 CV 10988, which is being coordinated with an action captioned in re Initial Public Offering Securities Litigation, No. 21 MC 92, is purportedly brought on behalf of the class of persons who purchased Centra’s common stock between February 3, 2000 and December 6, 2000. The complaint asserts claims under Sections 11 and 15 of the Securities Act of 1933 and Sections 10(b) and 20(a) of the Securities Exchange Act of 1934. The complaint alleges that, in connection with Centra’s initial public offering in February 2000, the underwriters received undisclosed commissions from certain investors in exchange for allocating shares to them and also agreed to allocate shares to certain customers in exchange for the agreement of those customers to purchase additional shares in the after-market at pre-determined prices. The complaint asserts that Centra’s registration statement and prospectus for the offering were materially false and misleading due to their failure to disclose these alleged arrangements. The complaint seeks damages in an unspecified amount against Centra and the named individuals. The underwriter defendants and the Centra defendants joined in motions to dismiss the above-reference action on July 3 and July 15, 2002, respectively. On October 9, 2002, the plaintiffs dismissed, without prejudice, the claims against the named Centra officers and directors in the above-referenced action. On February 19, 2003, the court issued an order denying the motion to dismiss as to Centra and other defendants. On June 7, 2003, the plaintiffs announced a proposed settlement with all issuers, including Centra. On June 25, 2004, the plaintiffs filed a motion with the United States District Court for the Southern District of New York requesting preliminary approval of the settlement. The court has given preliminary approval of the settlement. Centra plans to participate in this settlement, which has been negotiated, and will be fully funded directly to the plaintiffs, by Centra’s insurers. No amount has been accrued related to this matter and legal costs incurred in the defense of the matter are being expensed as incurred.

EdiSync Patent Claim

On August 19, 2003, a complaint was filed against the Company and two other defendants by EdiSync Systems, LLC, in the United States District Court for the District of Colorado (No. 03-D-1587 (OES)). The complaint alleges infringement of two patents for a remote multiple user editing system and method and seeks permanent injunctive relief against continuing infringement, compensatory damages in an unspecified amount, and interest, costs and expenses associated with the litigation. The Company has filed an answer to the complaint denying all of the allegations. No amount has been accrued related to this matter and legal costs incurred in the defense of the matter are being expensed as incurred. The Company filed a request for reexamination of the patents at issue with the U.S. Patent and Trademark Office as patent counsel to the Company is of the opinion that claims of the patents involved in the suit are invalid. The re-examination request was accepted by the Patent Office and the District Court has approved the parties’ motion to stay the court proceedings during the re-examination proceedings. The Company believes that it has meritorious defenses and the Company intends to vigorously defend this action.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Employment Claim

On September 3, 2004, a former employee filed a complaint with the Massachusetts Superior Court (civil action no. 04-3479). In this civil action, the former employee brought claims against the Company and two of its former officers relating to the termination of her employment in November 2003. In particular, this former employee’s claims include gender, race and age discrimination, retaliation for her alleged whistle-blowing activity, and breach of a severance agreement. The Company filed a motion to dismiss certain aspects of the case, which motion was denied in June 2005. In early March 2006, the parties reached a confidential settlement agreement, the impact of which has been reflected in these consolidated financial statements as of December 31, 2005.

Software Indemnifications

Centra enters into standard indemnification agreements in the ordinary course of business. Pursuant to these agreements, Centra indemnifies, holds harmless, and agrees to reimburse the indemnified party for losses suffered or incurred by the indemnified party, generally Centra’s business partners or customers, in connection with any patent, copyright or other intellectual property infringement claim by any third party with respect to its products. The term of these indemnification agreements is generally perpetual. The maximum potential amount of future payments Centra could be required to make under these indemnification agreements is unlimited. Centra has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements. Accordingly, Centra has no liabilities recorded for these agreements as of December 31, 2005.

Centra warrants that its software products will perform in all material respects in accordance with the Company’s standard published specifications in effect at the time of delivery of the licensed products to the customer for 90 days. Additionally, Centra warrants that the Company’s maintenance services will be performed consistent with generally accepted industry standards through completion of the agreed upon services. If necessary, Centra would provide for the estimated cost of product and service warranties based on specific warranty claims and claim history, however, Centra has never incurred any significant expenses under the Company’s product or service warranties. Accordingly, Centra has no liabilities recorded for these agreements as of December 31, 2005.

Severance

In April 2005, Paul R. Gudonis resigned his position as the Company’s president, chief executive officer and as a member of the board of directors. Centra accrued during the three months ended June 30, 2005, severance compensation and benefits of $473,000 to be paid to Mr. Gudonis in monthly installments totaling $310,000 and $163,000 in 2005 and 2006, respectively.

Stock-Based Compensation Charge

In 2003 and 2005, Centra entered into severance agreements with certain senior executives that provide for stock option vesting acceleration upon a change in control of the Company and a 12-month stock option exercise period upon termination of employment (except for cause). The stock options originally issued to these executives were granted at fair market value and accounted for under APB 25, which did not result in a compensation charge at the time of issuance. The stock options were modified by the severance agreements as the accelerated vesting or extended exercise feature was not present when the option was originally granted. A compensation charge would result at the time of vesting acceleration, if not previously vested at the time of the change in control, or upon option exercise, if the exercise date upon termination is outside the original exercise period of 90 days; the amount of the compensation charge would be based on the difference between the closing stock price on the date of modification and the exercise price of the option. Centra estimates that the maximum potential compensation charge related to the modifications is $110,000.

(6) Stockholders’ Equity

Stock Option and Stock Purchase Plans

1995 Stock Plan

In 1995, Centra adopted the 1995 Stock Plan (the 1995 Plan), which provides for the granting of incentive stock options to employees of Centra and non-qualified stock options to any directors, officers, employees or consultants of Centra. Options to purchase 3,852,000 shares of common stock may be issued pursuant to the 1995 Plan, plus an additional 385,500 shares, as defined under the 1995 Plan. Option and stock pricing is determined by the compensation committee of the board of directors. Options and stock granted under the 1995 Plan generally vest over four years, and expire no later than 10 years from the date of grant.

Centra allowed for the immediate exercise of certain stock options granted under the 1995 Plan. The shares received upon exercise are subject to repurchase by Centra at the original option exercise price of $0.001 to $0.33 per share, subject to vesting at the same rates as provided in the original option agreements. A total of 2,464,907 shares have been issued upon the immediate exercise of certain stock options granted under the 1995 Plan. There are no shares which are subject to repurchase rights at December 31, 2005. There were no shares repurchased for the years ended December 31, 2004 and 2005. As of December 31, 2005, the Company had repurchased a total of 740,263 shares under the 1995 Plan, which are included in treasury stock in the accompanying consolidated balance sheet.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

1999 Stock Incentive Plan

In November 1999, Centra adopted the 1999 Stock Incentive Plan (the 1999 Plan). A total of 7,900,000 shares of common stock have been reserved for issuance under the 1999 Plan. The 1999 Plan authorizes the grant of incentive options and non-qualified options. The 1999 Plan also provides for awards of stock appreciation rights, performance shares, restricted stock and other stock-based awards. Options granted under the 1999 Plan generally vest over four years, and expire no later than ten years from the date of grant.

Incentive options may be granted under the 1999 Plan to employees of the Company and its affiliates within the meaning of the Internal Revenue Code, including officers and directors of the Company as well as officers and directors of affiliates who are also employees. The exercise price of incentive options granted under the 1999 Plan must be at least equal to the fair market value of its common stock on the date of grant. The exercise price of incentive options granted to an optionee who own stock possessing more than 10% of the voting power of the outstanding capital stock must be at least equal to 110% of the fair market value of the common stock on the date of grant.

Under the terms of the 1999 Plan, Centra may grant non-qualified options to employees, directors and non-employees. There are no limits on the exercise price of non-qualified options granted under the 1999 Plan.

The 1999 Plan is administered by the compensation committee of the board of directors. The compensation committee has delegated its authority to the Chief Executive Officer, subject to limitations as to the size of individual grants and the total number of shares which may be granted in any fiscal quarter, to grant stock options to employees other than the executive officers. The option exercise price and other terms of each award are subject to the provisions of the 1999 Plan.

1999 Director Option Plan

In November 1999, Centra adopted the 1999 Director Option Plan (Director Plan). The Director Plan provides for the grant of stock options to those directors who are not employees of Centra or one of its subsidiaries. Only non-statutory options may be granted under the Director Plan. The maximum number of shares of common stock as to which options may be granted under the Plan is 200,000. As of December 31, 2005, options to purchase 200,000 shares had been granted under the Director Plan.

The Director Plan is administered by the board of directors. The option exercise price for each option granted under the Director Plan is the fair market value of the common stock as of the date of grant. Payment of the option exercise price is to be made in cash for the full exercise price of the options. Options are not assignable or transferable except by will or the laws of descent and distribution. They terminate on the earlier of 10 years after the date of grant or one (1) year after the optionee ceases to serve as a director, except in the event of death or disability. Options granted under the Director Plan generally vest over four years.

Options to purchase 2,712,270 shares of common stock (which includes 740,263 shares held in treasury after repurchase by the Company pursuant to the terms of restricted stock agreements) were available for grant under the 1995 Plan, the 1999 Plan and the Director Plan at December 31, 2005.

The following is a summary of common stock options and restricted stock activity under the 1995 and 1999 Plans:

	Number of Shares	Exercise Price	Weighted Average Exercise Price
Outstanding, December 31, 2002	6,074,020	$0.07–13.85	$4.29
Granted	2,853,625	0.94–3.93	2.51
Exercised	(306,848)	0.07–3.13	1.08
Canceled	(1,042,866)	0.27–13.75	2.91

Outstanding, December 31, 2003	7,577,931	0.07–13.85	3.95
Granted	1,799,450	1.44–4.86	2.00
Exercised	(314,860)	0.17–3.13	1.43
Canceled	(1,669,546)	0.80–13.85	4.18

Outstanding, December 31, 2004	7,392,975	0.17–13.70	3.52
Granted	992,250	1.55–2.46	1.96
Exercised	(474,614)	0.27–1.83	1.50
Canceled	(2,172,162)	0.33–11.15	4.09

Outstanding, December 31, 2005	5,738,449	$0.17–13.70	$3.20

Exercisable common stock options, December 31,
2005	3,846,806	$0.17–13.70	$3.79

2004	4,199,007	$0.17–13.70	$4.45

2003	3,582,451	$0.07–13.85	$4.88

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

The range of exercise prices for common stock options outstanding and options exercisable at December 31, 2005 is as follows:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Options Outstanding	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Options Exercisable	Weighted Average Exercise Price
$ 0.17– 0.33	69,673	2.9 years	$0.27	69,673	$0.27
0.67– 1.32	286,281	7.1 years	1.30	209,781	1.30
1.33– 2.58	2,746,917	8.3 years	1.75	1,232,282	1.69
2.68– 5.10	1,491,237	6.9 years	3.42	1,191,326	3.45
5.19–10.15	1,124,341	4.7 years	6.99	1,123,744	6.99
10.88–13.70	20,000	4.7 years	11.45	20,000	11.45

$ 0.17–13.70	5,738,449	7.1 years	$3.20	3,846,806	$3.79

In connection with stock option grants to employees and non-employees during the years ended December 31, 1999 and 2000, Centra recorded deferred compensation, which represents the aggregate difference between the option exercise price and the deemed fair market value of the common stock determined for financial reporting purposes for grants to employees and the fair market value of the options for the non-employees. The deferred compensation was recognized as an expense over the vesting period of the underlying stock options. Centra recorded compensation expense of $677,000 and $17,000 during the years ended December 31, 2003 and 2004, respectively, related to these options. In connection with the modification of certain stock options under the terms of a severance agreement with Centra’s former president and chief operating officer, the Company recorded a compensation charge of $300,000 in 2003.

1999 Employee Stock Purchase Plan

In November 1999, Centra adopted the 1999 Employee Stock Purchase Plan (the Stock Purchase Plan). The Stock Purchase Plan initially authorized the issuance of up to a total of 1,500,000 shares of Centra’s common stock to participating employees. As of December 31 of each year, Centra increases the number of shares reserved for issuance under the Stock Purchase Plan automatically by 2% of the total number of shares of the Company’s common stock then outstanding or, if less, 300,000 shares. As of December 31, 2005, there were 3,300,000 shares authorized for issuance under the Stock Purchase Plan.

CENTRA SOFTWARE, INC. AND SUBSIDIARIES

Notes to Consolidated Financial Statements—(Continued)

Under the terms of the Stock Purchase Plan, the option exercise price is an amount equal to 85% of the fair market value of one share of common stock on either the first or last day of the offering period, whichever is lower. The offering periods are determined by the compensation committee of the board of directors and are currently May 1st through October 31st and November 1st through April 30th. In the event of a change in control of Centra, the Stock Purchase Plan will terminate and shares will be purchased with the payroll deductions accumulated to date by participating employees.

The Stock Purchase Plan is administered by the compensation committee of the board of directors. Employees purchased 677,953, 302,128 and 221,873 shares of the Company’s common stock in the plan during the fiscal years ended December 31, 2003, 2004 and 2005, respectively.

(c) Stockholder Rights Plan

On April 19, 2002, Centra adopted a stockholder rights plan. The rights plan is designed to help ensure that all of our stockholders receive fair and equal treatment in the event of any unsolicited proposal to acquire control of the Company. As part of the rights plan, we designated 300,000 shares of our authorized preferred stock as series A preferred stock. The adoption of the stockholder rights plan will affect the rights of holders of the Company’s common stock. In addition, any issuance of shares of series A preferred stock upon exercise of the rights will also affect the rights of holders of common stock.

(7) Employee Benefit Plan

Centra has adopted an employee benefit plan under Section 401(k) of the Internal Revenue Code (the 401(k) Plan). The 401(k) Plan allows employees to make pretax contributions up to the maximum allowable amount set by the Internal Revenue Service. Under the 401(k) Plan, Centra may match a portion of the employee contribution up to a defined maximum and provide profit sharing to employees at its discretion. Centra has made no contributions to the 401(k) Plan since inception.

(8) Restructuring and Severance Charges

In June 2004, the Company incurred a restructuring charge of $547,000 related to an 18% reduction in its worldwide workforce and the closing of the Company’s product development facility in Morrisville, North Carolina. The restructuring charge consisted of severance payments, health benefits and outplacement services. In the quarter ended September 30, 2004, Centra completed the closure of the Morrisville facility resulting in an additional $241,000 restructuring charge, consisting of facility closure costs, and additional severance, health benefits and outplacement services. All amounts were paid as of December 31, 2005. No additional expenses are expected in future periods.

(9) Subsequent events

On January 31, 2006, Saba Software, Inc. (Saba) acquired Centra Software, Inc. The transaction was structured as a merger of Centra with a wholly owned subsidiary of Saba and was intended to be tax free with respect to the Saba stock to be received in the transaction by Centra stockholders. The consideration per share received by the stockholders of Centra consisted of $0.663 in cash and Saba stock at a fixed exchange ratio of 0.354 of a share of Saba stock for each share of Centra stock.